Exhibit 21
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          Subsidiaries of JAWS Technologies, Inc. a Nevada corporation

        The following is a list of all the subsidiaries of JAWS Technologies, Inc., a Nevada corporation. JAWS owns 100% of the issued and outstanding common stock of these entities.


                 JAWS Acquisition Corp., an Alberta corporation

                 JAWS Technologies, Inc., an Alberta corporation

                 JAWS Technologies, Inc., an Ontario corporation

            JAWS Technologies (Delaware), Inc. a Delaware corporation

                 Pace Systems Group Inc., an Ontario corporation


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